Exhibit 3.1
BALCHEM CORPORATION

ARTICLES SUPPLEMENTARY

Balchem Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST:  Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolution duly adopted by the Board of Directors of the Company (the “Board”) and notwithstanding any other provision in the Company’s charter or bylaws to the contrary, the Company elects to be subject to Section 3-804(c) of the MGCL, the repeal of which may be effected only by the means authorized by Section 3‑802(b)(3) of the MGCL.

SECOND:  The Company’s election to be subject to Sections 3-804(c) of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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Exhibit 3.1

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Executive Vice President, General Counsel and Secretary on this 18th day of September, 2024.

ATTEST:	BALCHEM CORPORATION

/s/ Hatsuki Miyata	By:	/s/ Theodore L. Harris
Name: Hatsuki Miyata		Name: Theodore L. Harris
Title: Executive Vice President,		Title: Chairman, President and CEO
General Counsel and Secretary